Number: C0867178

BRITISH COLUMBIA

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that STELLAR BIOTECHNOLOGIES, INC. changed its name to EDESA BIOTECH, INC. on June 7, 2019 at 08:08 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On June 7, 2019

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE